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Bryce J. Hunter (540) 983-9325 bryson_hunter@gentrylocke.com		Facsimile 540·983·9400 Post Office Box 40013 Roanoke, Virginia 24022-0013

March 22, 2011

Berry Plastics Corporation
101 Oakley Street
Evansville, IN  47710

Re:	Berry Plastics Corporation Registration Statement on Form S-4 initially filed on March 16, 2011 (File No. 333-172879)

Ladies and Gentlemen:

We have acted as special counsel in the Commonwealth of Virginia to Berry Plastics Corporation, a Delaware corporation (the “Company”), and you have requested our opinion with respect to the matters set forth below relating to Berry Plastics SP, Inc. (formerly known as Superfos Packaging, Incorporated), a Virginia stock corporation (“BPSP”) and the Guarantee of BPSP (“Guarantee”).

Pursuant to a registration statement on Form S-4 (the “Registration Statement”), initially filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on March 16, 2011 (File No. 333-172879), the Company will exchange (the “Exchange Offer”) $800,000,000 of its outstanding unregistered 9.75% Second Priority Senior Secured Notes due 2021 (the “Outstanding Notes”) for a like principal amount of 9.75% Second Priority Senior Secured Notes registered under the Act (the “Registered Notes”) and the guarantees of the Guarantors listed in the Registration Statement pursuant to the Indenture referred to below.  The Company is proposing the Exchange Offer pursuant to a Registration Rights Agreement with respect to the Outstanding Notes by and between the Company and Credit Suisse Securities (USA) LLC as representative of the Initial Purchasers named therein, dated as of November 19, 2010.

The Outstanding Notes have been, and the Registered Notes will be, issued pursuant to an Indenture dated as of November 19, 2010 (the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

In connection with this opinion letter, we have examined only the documents listed on the attached Schedule 1 and Schedule 2 (the “Transaction Documents”).  We examined no documents or instruments other than the Transaction Documents and are relying solely on the foregoing in rendering the opinions set forth in this letter, subject to the limitations, assumptions and qualifications set forth below.

10 Franklin Road SE, Suite 800 ❖ Roanoke, VA 24011❖ Toll Free: 866-983-0866
www.gentrylocke.com

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Berry Plastics Corporation
March 22, 2011

General Assumptions.  For purposes of the opinions expressed below, we have assumed the following:

(i)	the authenticity of the Transaction Documents;

(ii)	the conformity to the originals of all Transaction Documents submitted to us as certified or photostatic copies and the authenticity of the originals thereof;

(iii)	the legal capacity of natural persons;

(iv)	the genuineness of all signatures; and

(v)	the due authorization, execution and delivery of the Indenture by all parties thereto (other than BPSP) and the validity, binding effect and enforceability thereof.

Entity Formality Assumptions.  For purposes of the opinions expressed below, we have also assumed the following:

(i)
the copy of the Bylaws provided to us is a complete and correct copy of such document, that no other governing document exists that would contradict or supplement the Bylaws as it pertains to the matters addressed in this opinion, and that such Bylaws were in effect at the time of the adoption of the Resolutions.

(ii)
the Resolution pertaining to BPSP was adopted at a duly called and conducted meeting of BPSP, for which appropriate notice was given or waived and in compliance with the Virginia Stock Corporation Act, the Bylaws, and the BPSP Articles of Incorporation, and that such persons approving the Resolution were authorized to act for BPSP at such time;

(iii)	the Resolution pertaining to BPSP is the only resolution of BPSP that relates to the transactions completed by the Transaction Documents, and such Resolution has not been amended or rescinded; and

(iv)
The UC was adopted in compliance with the pertinent jurisdiction governing the Company’s corporate actions, the Bylaws, and the Company’s Articles of Incorporation, and that such persons approving the UC were authorized to act for the Company at such time.

Form of Note and Guarantee Assumptions.  For the purposes of the opinions expressed below, we also have assumed the following:

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Berry Plastics Corporation
March 22, 2011

(i) the Registered Notes conform to the description of the Securities in the Indenture.

Based upon the foregoing, and subject to the qualifications set forth in this letter, it is our opinion that

(1) BPSP (a) is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia and (b) has the necessary capacity, corporate power and authority to guarantee the Registered Notes pursuant to the terms of the Indenture.

(2) BPSP’s guarantee of the Registered Notes pursuant to the terms of the Indenture has been duly authorized by all necessary corporate action, and the Indenture has been validly authorized, executed and delivered.

We are members of the Bar of the Commonwealth of Virginia, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of Virginia, in each case as in effect on the date hereof.

We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.”  We also consent to the reliance by Wachtell, Lipton, Rosen & Katz on the opinions expressed herein.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.  This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Sincerely,

GENTRY LOCKE RAKES & MOORE, LLP

                        /s/ Bryce J. Hunter
Bryce J. Hunter, Partner

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Berry Plastics Corporation
March 22, 2011

SCHEDULE 1

TRANSACTION DOCUMENTS

1.	Indenture, dated November 19, 2010, among Berry Plastics Corporation, the Guarantors named therein and U.S. Bank National Association, as trustee.

2.	Purchase Agreement, dated November 10, 2010, by and between Berry Plastics Corporation, as Issuer, and Credit Suisse Securities (USA) LLC, as Representative of the Initial Purchasers named therein.

3.
Registration Rights Agreement, dated as of November 19, 2010, by and among Berry Plastics Corporation, the Guarantors and Credit Suisse Securities (USA) LLC, as Representative of the Initial Purchasers.

4.
Collateral Agreement, dated as of September 20, 2006, by and among Berry Plastics Corporation, the subsidiaries party thereto and U.S. Bank National Association, as Collateral Agent (the “Existing Second Priority Collateral Agreement”).

5.
Additional Secured Party Consent, dated as of November 10, 2010, among Berry Plastics Corporation, certain subsidiaries thereof party thereto, U.S. Bank National Association, as trustee and U.S. Bank National Association, as collateral agent under the Existing Second Priority Collateral Agreement.

6.
The Intercreditor Agreement (as defined in the Indenture) including the Joinder Agreement, dated as of November 19, 2010, to the Second Priority Intercreditor Agreement, among U.S. Bank National Association, as New Second Priority Notes Trustee and as New Second Priority Notes Collateral Agent, Bank of America, N.A., as Revolving Facility Administrative Agent, Revolving Facility Collateral Agent and as First Lien Agent, Credit Suisse AG, Cayman Islands Branch (formerly known as Credit Suisse, Cayman Islands Branch), as Term Facility Administrative Agent, Term Facility Collateral Agent and as First Lien Agent, U.S. Bank National Association, as existing Second Priority Agent, U.S. Bank National Association, as Trustee under the 2009 Second Priority Senior Secured Notes Indenture, U.S. Bank National Association, as Other First Priority Lien Obligations Administrative Agent and Other First Priority Lien Obligations Collateral Agent (the capitalized terms used but not defined in this paragraph 6 shall have the meaning assigned to such terms in the Intercreditor Agreement).

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Berry Plastics Corporation
March 22, 2011

SCHEDULE 2

OTHER DOCUMENTS

Secretary’s Certificate of Berry Plastics Corporation and the Note Guarantors with attached:

(a) Certificate of Incorporation of Berry Plastics SP, Inc., dated July 30, 1985, as certified by the State Corporation Commission of the Commonwealth of Virginia to be on file on or about November 15, 2010 (“Certificate of Incorporation”);

(b) Bylaws of Berry Plastics SP, Inc. (“Bylaws”);

(c) Resolutions of the Subsidiaries of Berry Plastics Corporation dated November 10, 2010 (“Resolutions”) (as to Berry Plastics SP, Inc., the “Resolution”); and

(d) Unanimous Written Consent of the Board of Directors of Berry Plastics Corporation, dated November 10, 2010 (the “UC”).